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                                                                   Exhibit 10.1


                          AGREEMENT AND GENERAL RELEASE

       THIS AGREEMENT AND GENERAL RELEASE ("Agreement") is made and entered into by and between Thomas B. Roller ("Roller") and Wolverine Tube, Inc., its directors, officers, employees and agents ("Wolverine").

                                   WITNESSETH:

       WHEREAS, Roller agrees that he has voluntarily resigned all of his positions with Wolverine on March 31, 1997; and

       WHEREAS, Roller and Wolverine desire to settle fully and finally all differences between them, including, but in no way limited to, any differences that might arise out of Roller's employment with Wolverine, and his resignation thereof;

       NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Roller and Wolverine agree as follows:

1. Benefits. On or after the Effective Date (as defined in paragraph 15 hereof) of this Agreement, Wolverine shall provide Roller with the following benefits:

       a. Roller shall be paid, as and when they become due, all of Roller's retirement benefits, if any, which were vested as to Roller as of March 31, 1997 in accordance with the terms of the underlying plan(s);

       b. Roller shall be paid on or before April 30, 1997 all accrued and earned vacation pay to which Roller is entitled, equal to three (3) weeks of Roller's current base salary;

       c. Roller shall be paid an amount equal to his current base salary through September 30, 1998 as a series of payments in accordance with the Company's normal payroll procedures, which the parties acknowledge is a total of $675,000;

       d. The Company shall reimburse Roller for any costs incurred by Roller in electing continuation coverage, pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, 29 U.S.C. ss.ss. 1161-1169, under only the Company's medical plan, and maintaining life insurance coverage comparable to that maintained for him by the Company for the period from the Effective Date until the earlier to occur of:

              (X) the date which is eighteen (18) months after the Effective Date, or




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              (Y) the date on which Roller is covered under the medical plan of another employer;

       e. Upon the presentation of appropriate invoices, the Company shall pay up to $60,000 for executive outplacement services to be provided by a firm selected by Roller;

       f. On or before April 30, 1997, the Company shall further provide Roller with a lump sum of $10,000, less appropriate withholdings; and

       g. Promptly after the Effective Date, Wolverine, through one of its outside directors, shall provide Roller with a statement relating to his separation from Wolverine in the form attached hereto as Exhibit A.

These payments shall be in lieu of and discharge any obligations of Wolverine to Roller for any rights or claims of any type, including, but not limited to, any and all rights that Roller may have under his Severance Agreement dated September 19, 1996 (the "Severance Agreement"), the Wolverine Tube, Inc. Long-Term Incentive Plan, or arising out of any other plan, agreement, offer letter, or contract of any type, any and all rights that Roller may have under the Stock Option Plan or other rights to acquire stock of Wolverine, lost compensation, lost wages, lost benefits, pain and suffering, or any other expectation of remuneration or benefit on the part of Roller. Other than the obligations specifically set forth in this paragraph 1 and other than Roller's rights, if any, to indemnification under the Articles of Incorporation and By-laws of Wolverine relating to his conduct as a director and/or officer of Wolverine, Wolverine shall have no other financial obligations to Roller under this Agreement. Roller understands and agrees that the payments and benefits described herein are greater than those to which Roller is otherwise entitled under applicable agreements, policies and procedures.

2. Non-Admission of Liability. This Agreement shall not in any way be construed as an admission by Wolverine that it has acted wrongfully with respect to Roller or any other person, or that Roller has any rights whatsoever against Wolverine, and Wolverine specifically disclaims any liability to or wrongful acts against Roller or any other person, on the part of itself, its employees, or its agents.

3. Resignation of Employment; No Reemployment. Roller and Wolverine agree that active employment with Wolverine has terminated by Roller's voluntary resignation as an employee, officer and director of Wolverine and in all other capacities relating to Wolverine, which was effective March 31, 1997. Roller and Wolverine further agree that he will not be reemployed by Wolverine, and that he will not apply for or otherwise seek employment with Wolverine at any time. A breach of this paragraph by Roller will constitute a basis for refusal to employ Roller or to terminate him if already employed, and he shall have



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no cause of action against Wolverine for such refusal or termination.

4. Non-Disparagement. Roller agrees that he will not act in any manner that might damage the business or reputation of Wolverine and/or any of its related companies, successors, assigns, officers, or directors. Roller further agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against Wolverine and/or any officer, director, employee, agent, representative, shareholder, or attorney of Wolverine, unless under a subpoena or other court order to do so. The parties acknowledge that Wolverine issued a press release on March 31, 1997, regarding Roller's departure. Unless deemed advisable under applicable securities laws, Wolverine will issue no other press releases regarding Roller's tenure with Wolverine and his departure from Wolverine and the circumstances related thereto. Further, Wolverine and its officers, directors and agents will refrain from making any statements or comments, written or oral, which might damage the reputation of Roller. In response to inquiries relating to Roller, Wolverine and its officers, directors and agents will either (i) issue favorable statements concerning Roller, (ii) limit their remarks to the statements contained in the March 31 press release and Exhibit A, or (iii) reference that the relationship was "not a good fit" or words to that effect.

5. Future Cooperation. With the exception of litigation wherein Roller is an individually-named and properly served defendant and wishes to take such actions as he deems appropriate to defend himself, Roller agrees that he will, upon request by and at the expense of Wolverine, assist and cooperate with Wolverine in any lawsuits, disputes, differences, grievances, claims, charges, or complaints brought or threatened by any party against Wolverine or brought by Wolverine against any party; provided, however, that Roller will be compensated for his time at the rate of $130 per hour and such cooperation will be provided in such a way as to not unreasonably interfere with any duties of Roller as to subsequently obtained employment.

6. Cessation of Authority; Resignation from Board(s). Roller understands and agrees that effective March 31, 1997, he was and is no longer authorized to incur any expenses, obligations, or liabilities on behalf of Wolverine. Roller further agrees that effective March 31, 1997 he has resigned any and all Directorship(s) and/or other positions of Wolverine or any Wolverine subsidiary or affiliate.

7. Return of Company Materials and Property. Roller understands and agrees that he will immediately turn over to Wolverine all files, memoranda, records, credit cards, and other documents, physical or personal property that Roller received from Wolverine and that are the property of Wolverine.



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8. Non-Disclosure and Trade Secrets. Roller understands and agrees that in the course of employment with Wolverine, he has acquired confidential and proprietary information and trade secrets concerning Wolverine's operations, its future plans for sales and expansion, its methods of doing business, its financial situation, which information Roller understands and agrees would be extremely damaging to Wolverine if disclosed to a competitor or made available to any other person or corporation. Roller understands and agrees that such information has been divulged to Roller in confidence and Roller understands and agrees that he will keep such information secret and confidential. Roller further agrees that he will not solicit or participate in or assist in any way in the solicitation of any other employees of Wolverine or of any of its affiliated companies. In view of the nature of Roller's employment and the information and trade secrets which Roller has received during the course of his employment, Roller likewise agrees that Wolverine would be irreparably harmed by any violation, or threatened violation, of this Agreement and that, therefore, Wolverine shall be entitled to an injunction prohibiting Roller from any violation or threatened violation of this Agreement. The undertakings set forth in this paragraph shall survive the termination of other arrangements contained in this Agreement. In addition, Roller shall remain bound by those duties and obligations set forth in paragraph 2, Secrecy, in the Severance Agreement.

9. Complete Release. As a material inducement to Wolverine to enter into this Agreement and subject to Wolverine's performance of its obligations described in paragraph 1 hereof, Roller hereby irrevocably and unconditionally releases, acquits, and forever discharges Wolverine and each of Wolverine's owners, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, and all persons acting by, through, under or in concert with any of them (collectively "Releasees"), or any of them, from any and all charges, complaints, claims, promises, and agreements, damages, (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, including, but not limited to, the Severance Agreement, any covenant of good faith and fair dealing, express or implied, or any tort, including, but not limited to, fraudulent inducement, promissory estoppel, or detrimental reliance, or any legal restrictions on Wolverine's right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance ("Claim" or "Claims"), which Roller now has, owns or holds, or claims to have, own or hold, or which Roller at any time heretofore had, owned or held, or claimed to have, own or hold, or which Roller at any time hereinafter may have, own or hold, or claim to have, own or hold against each or any of the Releasees.

       Likewise, as a material inducement for Roller to execute this Agreement, Wolverine hereby irrevocably and unconditionally releases, acquits and forever discharges Roller from any and all



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claims, demands and causes of action of whatever nature which Wolverine now has, may have or claims to have arising from Roller's employment by Wolverine.

10. No Claims. Roller represents that he has not filed any complaints, charges, or lawsuits against Wolverine or any of its employees with any governmental agency or any court, and that he will not do so at any time hereafter, or that any such complaints, charges, or lawsuits filed prior to execution of this Agreement will be withdrawn by Roller immediately after this Agreement becomes effective; provided, however, this shall not limit either party hereto from filing a lawsuit for the sole purpose of enforcing its rights under this Agreement.

11. Confidentiality. Roller represents and agrees that he will keep the terms, amount, and fact of this Agreement completely confidential, and that he will not hereafter disclose any information concerning this Agreement to anyone other than Roller's immediate family and professional representatives who will be informed of and bound by this confidentiality clause; provided, however, that Roller shall be free to disclose to others any information relating to the terms, amount and fact of this Agreement to the extent that Wolverine discloses any such information to the public, including, without limitation, any information disclosed in securities filings.

12. Consultation with Counsel. Roller represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his private attorney, that Roller has availed himself of this right, that Roller has carefully read and fully understands all of the provisions of this Agreement, and that Roller is voluntarily entering into this Agreement.

13. Knowing and Voluntary Waiver. For the purpose of implementing a full and complete release and discharge of both parties, each party expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims which a party does not know or suspect to exist in his or its favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims. Roller further expressly acknowledges he is freely and voluntarily executing this Agreement, and that he has had sufficient and reasonable time to consider this Agreement and its terms before executing it.

14. No Representations. Roller represents and acknowledges that in executing this Agreement Roller does not rely and has not relied upon any representation or statement not set forth herein made by any of the Releasees or by any of the Releasees' agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise.

15. Effective Date. This Agreement shall become effective and fully binding upon execution by Roller ("Effective Date"),



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provided that Wolverine executes this Agreement immediately thereafter.

16. Sole and Entire Agreement. The Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

17. Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein.

18. Attorneys' Fees. In the event either party finds it necessary to institute litigation to enforce the terms of this Agreement, the prevailing party in such litigation shall be entitled to recover its reasonable attorneys' fees, costs and expenses in connection with such litigation.

       PLEASE READ AND CONSIDER THIS AGREEMENT CAREFULLY BEFORE EXECUTING. THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

       Executed at Carmel, Indiana, this 1st day of April, 1997.


                                                 /s/ Thomas B. Roller
                                                 --------------------------
                                                 Thomas B. Roller


         Executed at Huntsville, Alabama, this 1st day of April, 1997.


                                            By:   /s/ John M. Quarles
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                                                  for Wolverine Tube, Inc.




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